PRESIDIO RETAINS WEXFORD MANAGEMENT
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FOR IMMEDIATE RELEASE
Contact:  Tony Smith (441) 295-9166

HAMILTON HM DX, BERMUDA - October 28, 1997 -- Presidio Capital Corp. ("Presidio" or the "Company"), a British Virgin Islands Corporation and the post-bankruptcy successor to Integrated Resources, Inc. ("Integrated"), announced today that it had entered into an agreement with Wexford Management LLC ("Wexford") to retain Wexford as a consultant with respect to the management of the Company. Wexford has been responsible for the management and administration of Presidio and its subsidiaries since the Company began operations on November 3, 1994 upon the consummation of the plan of reorganization in Integrated's bankruptcy case. Under the new agreement, Wexford will be providing consulting services relating to the management of Presidio for up to 6 months following the November 3, 1997 expiration of its existing agreement.

Edward Scheetz, Chairman of Presidio's board of directors and the Managing Partner of Northstar Capital Partners, Presidio's principal shareholder said:
"We have enjoyed a good working relationship with Wexford and look forward to working with them in the process of transitioning the management of the Company. We are very delighted that Wexford agreed to continue as a consultant to Presidio for an additional period of time to facilitate a smooth transition of Presidio's complicated operations." David Hamamoto, also a Presidio director, added, "We are very pleased that Wexford has agreed to work with us as a consultant for several additional months as we identify and put in place our new management team."

In a related development, Presidio announced the appointment of Richard J. Sabella as President and Chief Executive Officer of Presidio. Mr. Sabella, a partner of Northstar, said: "I am looking forward to a smooth transition of the management operations of the Company. The assistance of Wexford in this transition period will be of great value to the Company and its shareholders."

During Wexford's tenure, Presidio made liquidating distributions of over $360 million and shareholders who bought Presidio shares when they were originally issued in November 1994 have received value (based on the current stock price) of $61.38 on a $29.80 investment, an IRR of approximately 48%.

Charles Davidson, Wexford's chairman said: "We are pleased to have achieved such a successful investment return for our investors in Presidio. When the board asked us to continue as a consultant, we agreed to do so on an interim basis to assure a smooth transition of the many transactions in which Presidio is currently engaged." Joseph Jacobs, Wexford's President, added: "We are grateful for the acknowledgment by Presidio's board of the success of our management efforts and we wish the board and new management continued success."

Wexford is a Greenwich, Connecticut based investment advisor that manages in excess of $1 billion of assets through a series of investment funds and affiliated entities.

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